 Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ENDRA Life Sciences Inc. (the “Company”) on Form S-3 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 25, 2021, relating to the consolidated financial statements of ENDRA Life Sciences Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of ENDRA Life Sciences Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RBSM LLP

RBSM LLP
New York, NY
March 25, 2021